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                                                                      EXHIBIT 12

                             UTILICORP UNITED INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
       COMBINED FIXED CHARGES AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

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
                                                                         YEARS ENDED DECEMBER 31,
                                     TWELVE MONTHS ENDED   -----------------------------------------------------
                                       MARCH 31, 1995        1994       1993       1992       1991       1990
                                    ---------------------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations
 before provision for income
 taxes............................        $ 135,923        $ 143,717  $ 115,889  $  84,541  $ 115,200  $  69,900
Add:
  Interest on long-term debt......           91,287           89,050     89,243     88,857     65,100     44,200
  Interest on short-term debt and
   other interest expense.........           18,090           14,157     12,607     12,729     18,939     20,189
  Portion of rents representative
   of the interest factor.........           15,228           15,329     15,008     14,600      6,548      4,120
                                         ----------        ---------  ---------  ---------  ---------  ---------
Income as adjusted................        $ 260,528        $ 262,253  $ 232,747  $ 200,727  $ 205,787  $ 138,409
                                         ----------        ---------  ---------  ---------  ---------  ---------
Fixed Charges
  Interest on long-term debt......        $  91,287        $  89,050  $  89,243  $  88,857  $  65,100  $  44,200
  Interest on short-term debt and
   other interest expense.........           18,090           14,157     12,607     12,729     18,939     20,189
  Portion of rents representative
   of the interest factor.........           15,228           15,329     15,008     14,600      6,548      4,120
  Pre-tax Preference Stock
   Dividend Requirements..........            3,114            4,849     11,262     11,070     12,188     11,714
                                         ----------        ---------  ---------  ---------  ---------  ---------
Fixed Charges (including Pretax
 Preference Stock Dividend
 Requirements)....................        $ 127,719        $ 123,385  $ 128,120  $ 127,256  $ 102,775  $  80,223
                                         ----------        ---------  ---------  ---------  ---------  ---------
Fixed Charges (excluding Pretax
 Preference Stock Dividend
 Requirements)....................        $ 124,605        $ 118,536  $ 116,858  $ 116,186  $  90,587  $  68,509
                                         ----------        ---------  ---------  ---------  ---------  ---------
RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERENCE
 STOCK DIVIDEND REQUIREMENTS......             2.04             2.13       1.82       1.58       2.00       1.73
                                         ----------        ---------  ---------  ---------  ---------  ---------
                                         ----------        ---------  ---------  ---------  ---------  ---------
RATIO OF EARNINGS TO FIXED
 CHARGES..........................             2.09             2.21       1.99       1.73       2.27       2.02
                                         ----------        ---------  ---------  ---------  ---------  ---------
                                         ----------        ---------  ---------  ---------  ---------  ---------
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